Exhibit 99.1

Red Robin Gourmet Burgers Completes Acquisition of Franchised
Restaurants in California

Company Closes on New Credit Facility

Greenwood Village, CO — (BUSINESS WIRE) —June 21, 2007 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that it has closed on the acquisition of 15 of the 17 existing franchised Red Robin® restaurants in the state of California from Top Robin Ventures and Morite of California effective June 18, 2007.  In addition, the franchise territory included in this acquisition encompasses the area of Los Angeles County north of Interstate 10, the California counties of San Luis Obispo, Santa Barbara, Ventura, Fresno, Kings, Tulare and Kern, as well as a portion of Riverside County. The purchase price paid for the initial 15 restaurants was approximately $41.9 million, plus $320,000 for the acquisition of working capital. The purchase price was paid in cash, funded through borrowings under the Company’s new $300 million amended credit facility.

The Company also assumed management of the remaining two restaurant locations owned by Top Robin Ventures under management services agreements.  The Company expects to close on the remaining two restaurants assuming finalization of acceptable real estate lease terms and liquor license transfers. The Company also intends to acquire an additional restaurant currently under construction in Fresno, California upon its opening, which is expected to occur in July 2007.  The consideration expected to be paid for the 18th restaurant (which will be equal to Top Robin’s construction and related costs) will be in addition to the $47.5 million expected to be paid for all the 17 existing restaurants.

The asset purchase agreement provides for up to an additional $3 million purchase price earn-out to be paid to the sellers assuming all eighteen of the acquired restaurants achieve certain 2007 sales targets.  For the first quarter 2007, a portion of the targeted sales for the acquired restaurants has already been achieved, and approximately $870,000 of the total earn-out was paid at the first closing.  The remaining earn-out amounts are scheduled to be paid in quarterly installments based on actual sales through the rest of fiscal year 2007.  As previously disclosed, the 17 formerly franchised restaurants generated $56.3 million in revenue in 2006.

“We are pleased to welcome the outstanding team members of Top Robin Ventures to the Red Robin family and look forward to their continued operational success and seamless integration into the Company.  In addition to the acquisition of these restaurants, we have acquired significant territory in this established market which we are currently evaluating for additional restaurant development opportunities.  Finally, our new credit facility offers us expanded access to capital, more preferable terms, and allows greater flexibility  in the uses of those funds,” said Dennis B. Mullen, chairman and chief executive officer.

New Credit Facility

On Friday, June 15, 2007, Red Robin International, Inc. (“RRI”), a wholly owned subsidiary of Red Robin Gourmet Burgers, Inc. closed on a new amended and restated credit agreement.  The transaction was arranged by Wachovia Capital Markets, LLC, who served as sole lead arranger and bookrunner, along with a syndicate of banks.  The amended credit facility is comprised of a $150 million term loan and a $150 million revolving line of credit, and replaces the $200 million credit facility, which was scheduled to mature in December 2010.

The amended credit agreement also allows the Company to increase the revolving credit facility by up to an additional $100 million in the future, subject to lender participation.  The initial term of the agreement is for five years, with the option for up to two additional years to be added to the maturity on the revolving line of credit at the Company’s request and lenders’ participation.  The credit facility provides for more favorable borrowing rates, and also allows the Company the ability to repurchase its stock within certain limits, finance restaurant construction, fund potential franchise restaurant acquisitions, as well as support working capital and general corporate requirements.

Financial Impact from the Acquisition

The acquisition is expected to add between $28 and $30 million of net revenue, and between $0.05 and $0.06 per diluted share to earnings for the remainder of fiscal year 2007, excluding any acquisition related one-time charges.  The Company expects to record a one-time charge of approximately $0.06 to $0.07 per diluted share relating primarily to the termination of franchise agreements for certain of the restaurants that operated at a royalty rate lower than current market royalty rates.  For accounting purposes the financial results of all 17 restaurants will be included in the Company’s financial results from the effective date of June 18, 2007 forward.  The Company plans to release the results of its second quarter performance, which will include the acquired restaurants, the week of August 13, 2007.

Forward-Looking Statements

Certain information and statements contained in this press release are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “assuming”, “continued”, “expects,” “opportunities”, “plans,” “targets”, “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to close on the acquisition of the remaining two existing restaurant locations and the restaurant under construction; the achievement by the acquired restaurants of 2007 sales targets; our ability to successfully integrate the acquired restaurants; the results of our evaluation of development opportunities in the territory acquired in the acquisition; our ability to obtain lender participation in future increases in or extensions of our revolving credit facility; changes in availability of capital or credit facility borrowings; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

About Red Robin Gourmet Burgers, Inc.

Red Robin Gourmet Burgers, Inc., (www.redrobin.com), founded in 1969, is a casual dining restaurant chain that serves up wholesome, fun, feel-good experiences in a family-friendly environment. Red Robin® restaurants are famous for serving more than 22 high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are 370 Red Robin®

restaurants located across the United States and Canada, which include both corporate-owned locations and those operating under franchise or license agreements.

About Top Robin Ventures and Morite of California

Top Robin Ventures and Morite of California (together “Top Robin”) was one of the largest franchisees of Red Robin restaurants, operating 17 locations in California.  Top Robin was a franchisee for over 20 years, and is primarily owned by Bill Morrow and Earl Soller.

For further information contact:

Don Duffy/Raphael Gross of ICR

203-682-8200